Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Improved Full Year 2021 Results Bode Well for 2022

Mayville, WI/March 1, 2022/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket services, today announced results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights:

•	Net sales increased approximately 19% to $113.0 million as compared to prior year period
•	Recorded net loss of $13.6 million including an impairment charge of $16.9 million related to the agreement with the new fitness customer
•	Generated Adjusted EBITDA of $9.2 million, and Adjusted EBITDA Margin of 8.1%
•	Completed commercial pricing activity to combat inflationary pressures

Full Year 2021 Highlights:

•	Net sales increased approximately 27% to $454.8 million compared to prior year
•	Recorded net loss of $7.5 million including an impairment charge of $16.9 million related to the agreement with the new fitness customer
•	Generated Adjusted EBITDA of $46.2 million, and Adjusted EBITDA Margin of 10.2%
•	Manufacturing margins increased approximately 63% to $51.4 million
•	Expanded existing customer relationships through new model and product line launches
•	Acquired new takeover business in the powersports end market

Robert D. Kamphuis, Chairman, President and CEO noted, “We effectively executed throughout 2021 and produced significantly better results than the previous year. Considering the inflationary pressures and labor challenges we experienced, plus the labor and supply chain disruptions impacting our customers, we are pleased with the way we navigated through the year and look forward to delivering these deferred volumes and addressing the robust demand for our services in 2022 and beyond.”

Fourth Quarter Financial Results

Net sales were $113.0 million for the fourth quarter of 2021, as compared to $95.3 million for same prior year period.  The 19% increase was primarily driven by improved market demand, contractual raw material price pass-throughs to customers and commercial price increases, when compared to the prior year period.

Manufacturing margins were $9.4 million for the fourth quarter of 2021, as compared to $11.0 million for the same prior year period.  The decrease was driven by continued inflationary pressures along with the timing of contractual raw material price increases passed through to customers in the current period. The Company also incurred $2.0 million in launch costs and $700 thousand of inventory write-offs related to the agreement with the new fitness customer during the current period.  These items were moderately offset by increased production volumes, commercial price increases, higher scrap income and improved absorbed manufacturing overhead.

Profit sharing, bonuses, and deferred compensation expenses were $3.5 million for the fourth quarter of 2021, in line with the $3.4 million recorded for the same prior year period.

Other selling, general and administrative expenses were $5.0 million for the fourth quarter of 2021 as compared to $4.4 million for the same prior year period. The increase was principally attributable to higher salary, payroll, travel, and entertainment expenses, which were unusually low in the prior year period due to the pandemic.

On February 18th, the new customer in the fitness market informed the Company that it does not forecast any demand for any products or parts that are the subject of the agreement between the Company and the customer for the remainder of the agreement’s term, which ends in March 2026.  Given the circumstances, US generally accepted accounting principles (US GAAP) require the Company to assess whether the assets specifically purchased to meet obligations under the agreement with the fitness customer were impaired.  As a result, the Company recorded an impairment charge of $16.9 million, $0.7 million of which was recorded to cost of goods sold.  The Company remains confident in the protections provided by the agreement with the customer and will pursue this matter to ensure the terms are honored.

Full Year 2021 Financial Results

Net sales were $454.8 million for the twelve months ended December 31, 2021, as compared to $357.6 million for the twelve months ended December 31, 2020, an increase of approximately 27%. The majority of the increase stems from increased volumes due to improved market conditions and commercial pricing increases implemented in the fourth quarter to combat inflationary pressures, which were slightly offset by  customer supply chain issues and the timing lag related to contractual raw material price pass-throughs to customers. The prior year period was impacted by customer shutdowns related to the COVID-19 pandemic, along with lower demand and related destocking activities, particularly in the Commercial Vehicle, Agricultural and Construction & Access Equipment end markets served.

Manufacturing margins were $51.4 million for the twelve months ended December 31, 2021, as compared to $31.5 million for the twelve months ended December 31, 2020.  The approximately 63% improvement was primarily driven by production volume increases, improved scrap income and improved absorption of manufacturing overhead costs related to investments in new technologies and automation and the closure of the Greenwood, SC facility during 2020. This was partially offset by the timing of raw material pricing passed through to customers, and inflationary pressures.  Additionally, the Company incurred approximately $2.9 million in launch costs and $0.7 million of inventory write-offs related to the agreement with the new fitness customer during 2021.  The prior year period was negatively impacted by several factors including, customer shutdowns related to the COVID-19 pandemic, and costs related to the closure of the Greenwood, SC facility.

Profit sharing, bonuses and deferred compensation expenses were $11.5 million for the twelve months ended December 31, 2021, as compared to $8.3 million in the prior year period.  The increase was principally driven by the return of normalized discretionary 401(k) and bonus accruals as business activity and sales volumes improved in 2021.

Other selling, general and administrative expenses were $20.4 million for the twelve months ended December 31, 2021, as compared to $19.0 million for the twelve months ended December 31, 2020.  The increase was largely driven by higher salary and payroll expenses.

Interest expense was $2.0 million for 2021 as compared to $2.7 million for the twelve months ended December 31, 2020.  On average, the Company carried a lower debt balance during 2021 and this, along with lower interest rates during 2021, resulted in a decrease of $0.7 million in interest expense.

As discussed above, we recorded an impairment charge of $16.9 million during the fourth quarter related to fixed assets and inventory specifically purchased to meet obligations under the agreement with our fitness customer.

Balance Sheet and Liquidity

Net debt was $68.8 million as of December 31, 2021.  Capital expenditures were in line with our expectations at $39.3 million for the full year 2021, as compared to $7.8 million for the full year 2020. The Company continued its investment in technology and automation versus focusing on preserving cash during the height of the pandemic in the prior year period. Approximately half of the investments in 2021 were allocated to the new Hazel Park, MI facility.

The impairment charge of $16.9 million discussed above related to investments in the Hazel Park, MI facility specific to the fitness customer and is comprised of $0.7 million in inventory charged to cost of goods sold and $16.2 million in fixed assets, which consist of leasehold improvements and equipment.

Outlook

The Company is confirming the preliminary 2022 financial outlook provided earlier this year and currently expects:

•	Net sales of between $480 million and $530 million,
•	Adjusted EBITDA between $58 million and $70 million.
•	This outlook assumes no revenues associated with the fitness customer.

Kamphuis commented, “With our robust balance sheet, ongoing operational improvements, strong customer relationships, favorable outsourcing and reshoring trends, and encouraging demand dynamics, we are well positioned to execute our growth plans. We believe our volumes will improve as our customers’ supply chain disruptions begin to subside, and they work to meet the vigorous demand in their respective end markets, particularly in the second half of 2022. The low end of our 2022 outlook represents considerable projected growth over recent years’ results and would eclipse our record performance in 2019.”

Conference Call

The Company will host a conference call on Wednesday, March 2nd, 2022 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live Internet webcast of the conference call, visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (844) 200-6205 within the United States, call (833) 950-0062 within Canada, or +1 (929) 526-1599 from outside the United States and Canada.  Please use Access Code 040053.

Forward Looking Statements

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: the  negative impacts the COVID-19 pandemic has had and will continue to have on our business, financial condition, cash flows,  results of operations and supply chain (including future uncertain impacts); failure to compete successfully in our markets; risks relating to developments in the industries in which our customers operate; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; our ability to successfully identify or integrate acquisitions; risks related to entering new markets; our ability to develop new and innovative processes and gain customer acceptance of such processes; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; risks related to our information technology systems and infrastructure; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; political and economic developments, including foreign trade relations and associated tariffs; volatility in the prices or availability of raw materials critical to our business; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2020, and our to be filed Annual Report on Form 10-K for the year ended December 31, 2021. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

About Mayville Engineering Company

Founded in 1945, MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicle, construction & access equipment, powersports, agriculture, military, and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 20 facilities, of which 19 are in operation, across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income (loss) before interest expense, benefit for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation, restructuring expenses related to the closure of the Greenwood facility, and impairment charges on long-lived assets and inventory specifically purchased to meet obligations under the agreement with our fitness customer. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income (loss), or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBIDTA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income (loss), the most directly comparable measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA, and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$118	$121
Receivables, net of allowances for doubtful accounts of $631 as of December 31, 2021 and $1,298 as of December 31, 2020	55,417	42,080
Inventories, net	70,157	41,366
Tooling in progress	3,950	3,126
Prepaid expenses and other current assets	2,924	2,555
Total current assets	132,566	89,248
Property, plant and equipment, net	119,610	106,688
Assets held for sale	—	3,552
Goodwill	71,535	71,535
Intangible assets-net	50,761	61,467
Capital lease, net	1,136	2,581
Other long-term assets	3,865	3,462
Total	379,473	338,533
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	50,119	33,495
Current portion of capital lease obligation	315	626
Accrued liabilities:
Salaries, wages, and payroll taxes	8,684	10,190
Profit sharing and bonus	5,289	3,089
Other current liabilities	12,965	5,340
Total current liabilities	77,372	52,740
Bank revolving credit notes	67,610	45,257
Capital lease obligation, less current maturities	892	2,061
Deferred compensation and long-term incentive, less current portion	25,117	25,631
Deferred income tax liability	8,641	11,887
Other long-term liabilities	1,570	100
Total liabilities	181,202	137,676
Commitments and contingencies (see Note 10)
Common shares, no par value, 75,000,000 authorized, 21,386,382 shares issued at December 31, 2021 and 21,093,035 at December 31, 2020	—	—
Additional paid-in-capital	197,186	190,793
Retained earnings	7,547	14,998
Treasury shares at cost, 1,050,448 shares at December 31, 2021 and 1,033,645 at December 31, 2020	(6,462)	(4,934)
Total shareholders’ equity	198,271	200,857
Total	$379,473	$338,533

Mayville Engineering Company, Inc.

Consolidated Statement of Net Income (Loss)

(in thousands, except share amounts and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net sales	$112,975	$95,344	$454,826	$357,606
Cost of sales	103,567	84,267	403,451	326,105
Amortization of intangibles	2,676	2,676	10,706	10,706
Profit sharing, bonuses, and deferred compensation	3,488	3,443	11,500	8,250
Employee stock ownership plan expense	(825)	—	—	—
Other selling, general and administrative expenses	5,043	4,402	20,409	19,043
Impairment of long-lived assets and loss on contracts	16,151	—	16,151	—
Income (loss) from operations	(17,125)	556	(7,391)	(6,498)
Interest expense	(440)	(558)	(2,003)	(2,668)
Loss before taxes	(17,565)	(2)	(9,394)	(9,166)
Income tax benefit	(4,002)	(973)	(1,943)	(2,074)
Net income (loss) and comprehensive income (loss)	$(13,563)	$971	$(7,451)	$(7,092)

Earnings (loss) per share:
Basic	$(0.66)	$0.05	$(0.37)	$(0.36)
Diluted	$(0.65)	$0.05	$(0.36)	$(0.36)

Weighted average shares outstanding:
Basic	20,460,361	20,451,203	20,404,543	19,898,122
Diluted	20,885,931	20,451,203	20,830,977	19,898,122

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Twelve Months Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,451)	$(7,092)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	21,077	21,383
Amortization	10,706	10,706
Allowance for doubtful accounts	(667)	772
Inventory excess and obsolescence reserve	(935)	80
Stock-based compensation expense	4,962	4,732
Loss (gain) on disposal of property, plant and equipment	(1,311)	667
Impairment of inventory and loss on contracts	700	—
Impairment of long-lived assets and loss on contracts	16,151	—
Deferred compensation and long-term incentive	(514)	682
Non-cash adjustments	325	358
Changes in operating assets and liabilities – net of effects of acquisition:
Accounts receivable	(12,670)	(2,664)
Inventories	(27,896)	4,246
Tooling in progress	(824)	(1,537)
Prepaids and other current assets	(1,013)	500
Accounts payable	11,836	515
Deferred income taxes	(3,323)	(4,857)
Accrued liabilities, excluding long-term incentive	5,304	8,032
Net cash provided by operating activities	14,457	36,523
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(39,309)	(7,794)
Proceeds from sale of property, plant and equipment	5,348	2,020
Net cash used in investing activities	(33,961)	(5,774)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	385,226	267,169
Payments on bank revolving credit notes	(362,873)	(294,484)
Repayments of other long-term debt	(268)	—
Deferred financing costs	—	(207)
Purchase of treasury stock	(2,153)	(2,509)
Payments on capital leases	(544)	(598)
Proceeds from the exercise of stock options	139	—
Other financing activities	(26)	—
Net cash provided by (used in) financing activities	19,501	(30,629)
Net increase (decrease) in cash and cash equivalents	(3)	120
Cash and cash equivalents, beginning of year	121	1
Cash and cash equivalents, end of year	$118	$121

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$(13,563)	$971	$(7,451)	$(7,092)
Interest expense	440	558	2,003	2,668
Benefit for income taxes	(4,002)	(973)	(1,943)	(2,074)
Depreciation and amortization	8,233	7,755	31,783	32,089
EBITDA	(8,892)	8,311	24,392	25,591
IPO stock-based compensation expense	—	—	—	1,029
Stock based compensation expense	1,192	1,013	4,962	3,703
Greenwood restructuring charges	—	—	—	2,524
Impairment of inventory and loss on contracts	700	—	700	—
Impairment of long-lived assets and loss on contracts	16,151	—	16,151	—
Adjusted EBITDA	$9,151	$9,324	$46,205	$32,847
Net sales	$112,975	$95,344	$454,826	$357,606
EBITDA Margin	-7.9%	8.7%	5.4%	7.2%
Adjusted EBITDA Margin	8.1%	9.8%	10.2%	9.2%